SALES AGREEMENT

BILL TO:
GE-Hitachi Nuclear Energy GE Power Systems Accounts Payable PO Box 981761 El Paso, TX 79998-1761
SHIP TO:
General Electric Vallecitos Nuclear Center 6705 Vallecitos Road Sunol, CA 94586 Attn: Carlos Martinez

DATE:	April 1, 2010
S.A. NUMBER:	2010-SA-GE-001
P.O. NUMBER:	GEH PO# XXXXXXXX
TERMS:	30 Days/No Discount
SHIPMENT DATE:	Per Buyer Direction
SHIP VIA:	Commercial Carrier
F.O.B.:	Scoville, Idaho

ITEM	QUANTITY	TIME PERIOD	UNIT PRICE	AMOUNT
Cobalt Pellets 1 mm x 1 mm	400,000 Curies Minimum up to 720,000 Curies	April 1, 2010 – March 31, 2014	* (See Term 3)	*
			TOTAL	*

Specifications (Quality and Product)

- Material content – greater than 99.9% pure cobalt metal.
- Cobalt right cylindrical nickel plated pellets measuring 1mm x 1mm (+ or – 0.1 mm)
- Material specific activity of 275 Ci/gm (±25 Ci/gm) on date of shipment.
- Material contained within aluminum housings used for irradiation.

General Terms and Conditions

1. The term "Buyer" as used herein means the person, corporation, partnership, association, firm, or other organization placing this order. The term "Seller" means International Isotopes Inc. The term "POC" means the Department of Energy's Prime Operating Contractor.

2. *

3. The contract period term of this agreement shall be for four years, beginning on April 1, 2010. During the term Buyer agrees to purchase a minimum of * curies of material each year (yearly periods are each April 1-March 31). Any shortages in annual purchases shall be invoiced to Buyer each March 31 and are due Net 30. . After purchase, in the event Buyer is unable to use all of the committed curies and has unused inventory, Seller shall have the right of first offer to repurchase the unused inventory. In the event Buyer receives a bona fide offer from a third party to purchase the unused inventory, Seller shall have the right of first refusal to purchase the unused inventory upon the same terms and conditions. Buyers obligation to meet the annual purchase minimum is waived if the POC or DOE impact Sellers access to the ATR reactor or the operating schedule of that reactor to the extent that reduces production capability.

4. Buyer must provide casks for material shipment. Seller will not handle Buyer's container or perform any maintenance, modification, alteration, or repair to any Buyer-provided container without the express written authorization of Buyer.

* This material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the Commission.

5. For billing purposes, the curie content of the material will be decay corrected to the actual day of shipment and will be measured using standard calibration techniques which are expected to be accurate to within approximately + or - 5%. The stated prices for material shall be assumed to be F.O.B. the Department of Energy reactor facility in Scoville, Idaho. Title to material sold under this sales agreement shall pass to Buyer when POC delivers such material to the carrier.

6. Payment terms are Net 30 upon shipment of material to Buyer. Final invoices will be prepared and will be submitted electronically by Seller via Buyer's e-Invoicing Internet system. Seller agrees to receive payment from Buyer via Electronic Fund, or Wire Transfer, to the following account: KeyBank, 1625 Northgate Mile, Idaho Falls, ID 83403-2118. Checking Account #: 1211 5003 8598 ABA Routing #: 124 101 555 Swift: KEYBUS33.

7. Regardless of the basis on which Buyer may make any claim against Seller for damages, Seller shall only be liable for the amount of any actual and direct loss or damage incurred by Buyer, such amount not to exceed the amount actually paid to Seller for the cobalt. Seller makes no warranty or representation, expressed or implied, that materials furnished under this agreement will not result in injury or damage when used for the purposes authorized, or will accomplish the results for which they are requested or intended, or will not be destroyed, damaged, lost, or otherwise altered in physical or chemical properties in the process of Buyer's performance of and use of the material furnished under this order.

8. Seller does not accept any liability for delays of material shipment to Buyer resulting from delays caused by POC or Department of Energy actions.

9. The POC will act as the shipper of record and is responsible for making all shipping arrangements of outbound material. Buyer is responsible for all shipping and transportation costs.

10. Seller is responsible for contracting with the POC to handle Buyer's cask for loading and shipment of cobalt to Buyer. Seller's contract with POC holds POC liable for any damages that could occur to Buyer's container resulting from POC's negligent acts or omissions. Buyer may be responsible for reimbursing Seller for additional charges made by POC that were attributable to Buyer's negligence or failure to provide proper equipment to load and ship the Buyer's container.

11. This agreement shall be interpreted in accordance with the internal laws of the State of Idaho. Each party hereby submits voluntarily to the personal jurisdiction of the federal and state courts in the State of Idaho, waives any claim or defense that those courts are not convenient, and consents to service of process by any means authorized by Idaho or United States federal law.

12. This agreement constitutes the entire agreement between the parties relating to the subject of this agreement and supersedes all previous agreements, promises, representations, understandings and negotiations, whether written or oral, among the parties with respect to the subject matter hereof, and is to be binding on the successors and assigns of the parties hereto. No amendment, modification or waiver of any provision of this Agreement will be valid unless set forth in a written instrument signed by the party to be bound thereby. In the event of a conflict between any purchase order and the terms and conditions of this Agreement, the additional terms of the order will prevail with respect to the order only and Seller will not be bound to such additional terms unless agreed to in writing by the Seller.

13. This Agreement will be enforced to the fullest extent permitted by applicable law. If any provision of this Agreement is held to be invalid or unenforceable to any extent, then: (a) such provision will be interpreted, construed or reformed to the extent reasonably required to render the same valid, enforceable and consistent with the original intent underlying such provision; (b) such provision will be void to the extent it is held to be invalid or unenforceable; (c) such provision will remain in effect to the extent that it is not invalid or unenforceable; and (d) such invalidity or unenforceability will not affect any other provision of this Agreement or any other agreement between the parties. If the invalidity or unenforceability is due to the unreasonableness of the scope or duration of the provision, then the provision will remain effective for such scope and duration as may be determined to be reasonable.

14. This Agreement is for the benefit of, and will be enforceable by, the parties only. This Agreement is not intended to confer any right or benefit on any third party. No action may be commenced or prosecuted against a party by any third party claiming as a third-party beneficiary of this Agreement or any of the transactions contemplated by this Agreement.

15. The failure of either party to insist upon or enforce strict performance of any provision of this Agreement, or to exercise any right or remedy under this Agreement, will not be interpreted or construed as a waiver or relinquishment to any extent of such party's right to assert or rely upon any such provision, right or remedy in that or any other instance; rather, the same will be and remain in full force and effect.

ACCEPTANCE	
BUYER	**SELLER**
GE-Hitachi Nuclear Energy Americas, LLC Vallecitos Nuclear Center 6705 Vallecitos Road Hwy. 84 Sunol, CA 94586	International Isotopes Inc. 4137 Commerce Circle Idaho Falls, ID 83401
Approved By: Erick W. Dittmer, Sourcing Manager – Advanced Programs [signature] 3/19/10	**Approved By:** Steve Laflin, President and CEO [signature] 4.2.10
Signature/Date	**Signature/Date**